EXHIBIT 4.7

Stock PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 17th day of August, 2015 by and between PACIFIC ELECTRIC WIRE & CABLE CO., LTD., a Taiwan, ROC company (“PEWC”), MOON VIEW VENTURES LIMITED, a BVI company (“MVV”, and collectively with PEWC, the “Purchasers”), and MSD CREDIT OPPORTUNITY MASTER FUND, L.P., a Cayman Islands Limited Partnership (“MSDC”, and together with PEWC and MVV, each is herein referred to as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Shareholders’ Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, MSDC owns beneficially and of record a total of 1,355,415 common shares, US$0.01 par value per share, of the total issued and outstanding shares of Asia Pacific Wire & Cable Corporation Limited, a Bermuda company (the “Company”, or “APWC”, the total issued and outstanding shares of APWC are herein referred to as the “Shares”);

WHEREAS, the Shares owned by MSDC were held by SOF Investments, L.P., a Delaware limited partnership (“SOF”), until the transfer of those Shares from SOF to MSDC on or around July 1, 2011;

WHEREAS, the Company, PEWC and SOF entered into that certain Shareholders’ Agreement dated as of June 28, 2007 (the “Original Shareholders’ Agreement”);

WHEREAS, the Company, PEWC and SOF amended and restated the Original Shareholders’ Agreement by entering into that certain Amended and Restated Shareholders’ Agreement dated as of March 27, 2009 (the “Shareholders’ Agreement”);

WHEREAS, MSDC entered into a joinder to the Shareholders’ Agreement on or around July 1, 2011 and is the successor-in-interest to each of the rights and obligations of SOF under the Shareholders’ Agreement as of the effective date of that joinder;

WHEREAS, the Purchasers have agreed to purchase, and MSDC has agreed to sell to the Purchasers (or a designee who is a wholly owned subsidiary of PEWC and is an entity which is formed and existing under the laws of a jurisdiction other than the United States or any state or territory thereof (the “Designee”)), 1,355,415 common shares of the Company, US$0.01 par value per share (the “Purchased Shares”), upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously and in connection with the Closing (as hereinafter defined) of the transactions hereunder, the Shareholders’ Agreement between PEWC and MSDC shall be irrevocably and unconditionally terminated and of no further force and effect; and

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Shareholders’ Agreement (without regard to any termination thereof).

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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1.                  Purchase and Sale of the Purchased Shares. As of the Closing (as defined below), MSDC shall unconditionally transfer, assign, convey, sell and grant to MVV (on behalf of the Purchasers), and such Purchasers shall accept and purchase from MSDC, all of the right, title and interest of MSDC in and to the Purchased Shares, including all right, title and interest of MSDC in and to the properties, capital, cash flow dividends, distributions, and profits and losses of the Company that are allocable to the Purchased Shares. The Purchasers and MSDC expressly acknowledge and agree that the foregoing transfer shall be a present and absolute conveyance of the Purchased Shares, in their entirety, and not merely an assignment of the right to receive dividends and distributions relating thereto.

2.                  Purchase Price.

(a)                As full consideration for the Purchased Shares and the agreement of MSDC to terminate the Shareholders’ Agreement, MVV shall pay to MSDC the aggregate purchase price of Six Million, Nine Hundred Twenty Six Thousand, One Hundred Seventy and Sixty-Five Hundredths U.S. Dollars ($6,926,170.65), as such amount may be adjusted to take account of interest that shall accrue daily in the event that the Closing does not occur on the date hereof, with such interest, if any, to be calculated at a rate per annum that shall be equal to the Libor Rate plus one hundred fifty (150) basis points, compounded annually (the “Purchase Price”). The Purchase Price shall be payable by MVV upon the Closing by wire transfer of immediately available federal funds to an account designated in writing by MSDC.

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(b)               MSDC acknowledges that the Purchase Price constitutes adequate consideration for the Purchased Shares and the termination of the Shareholders’ Agreement as set forth in Section 3 of this Agreement.

3.                  Termination of Shareholders’ Agreement. Each of the Parties agrees that upon the Closing, the Shareholders’ Agreement shall be, without any further action required by any Party, terminated immediately, in its entirety and shall be of no further force or effect, including without limitation, each of the provisions of Section 8.3 thereof.

4.                  Closing; Manner of Effecting Transfer.

(a)                The consummation of the purchase and sale of the Purchased Shares and the termination of the Shareholders’ Agreement (the “Closing”) shall take place on the date and time hereof (or such later date as the Parties shall mutually agree), and shall take place through the execution and exchange, via facsimile or other electronic transmission, of this Agreement and the other documents and agreements herein contemplated. The Parties acknowledge and agree that upon mutual exchange and receipt of signature pages via facsimile or other electronic transmission, and upon receipt by MSDC of the consideration herein contemplated at the time of the Closing, this Agreement and the other documents and instruments delivered in connection herewith shall be deemed effective as of the Closing, and the transactions hereby contemplated shall be deemed consummated, notwithstanding any Party’s failure or refusal to deliver original (i.e., non-facsimile or non-electronic) signature pages.

(b)               The conveyance, transfer, assignment and delivery of the Purchased Shares shall be effected by execution of this Agreement and the delivery to MVV (on behalf of the Purchasers) at the Closing by MSDC of the following: (i) such documentation as may be requested by the transfer agents of the Company; (ii) a duly executed stock power with respect to the Purchased Shares and such documents or instruments as may be reasonably requested by the brokerage firm designated by the Purchasers to hold the Purchased Shares for it and (iii) such other instruments, agreements and documents as PEWC (acting on behalf of the Purchasers) may reasonably request to be delivered at the Closing. At the Closing, the Purchasers shall deliver to MSDC the following: (i) the Purchase Price set forth in Section 2; and (ii) such other instruments, agreements and documents as MSDC may reasonably request to be delivered at the Closing.

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5.                  Representations and Warranties of MSDC. MSDC hereby represents and warrants to the Purchasers that the following representations are true, correct and complete as of the date hereof and shall be as of the Closing as if restated in their entirety as of the Closing:

(a)                MSDC is a Cayman Islands Limited Partnership duly formed and organized and validly existing under the laws of the Cayman Islands.

(b)               MSDC has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MSDC and, assuming due execution and delivery by the Purchasers, constitutes MSDC’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

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(c)                (i) MSDC is the sole, true and lawful beneficial and record owner of the Purchased Shares; no other person has a direct or indirect interest in the Purchased Shares, and MSDC has good and marketable title to the Purchased Shares, free and clear of any security interest, liens, claims, charges, encumbrances, equities, options, warrants or rights to purchase or otherwise acquire the Purchased Shares or any portion thereof (collectively, “Liens”), with no restriction on transfer or disposition thereof, except for such restrictions as may be imposed under state and federal securities laws; (ii) upon the Closing, MSDC shall convey good and marketable title to, and beneficial and record ownership of, the Purchased Shares to MVV (on behalf of the Purchasers); (iii) MSDC is not a party to or bound by any agreement affecting or relating to its right to transfer the Purchased Shares; (iv) MSDC is not required to make any filing with, or procure any consent or approval from, any governmental or regulatory agency, or third party in order to consummate the transaction contemplated hereby, including without limitation, the Closing; and (v) MSDC is not subject to any prior agreements, covenants or other restrictions that would prevent MSDC from entering into or performing fully its obligations under this Agreement, and the execution of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any other agreement to which MSDC is a party or otherwise subject.

(d)               No involuntary bankruptcy or similar proceeding has been filed or commenced against MSDC and MSDC has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

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(e)                EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 5, MSDC DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PURCHASED SHARES OR MATTERS AFFECTING THE PURCHASED SHARES, INCLUDING THE FINANCIAL OR OTHER PERFORMANCE OF THE COMPANY OR OF THE PURCHASED SHARES. THE PURCHASERS, MOREOVER, ACKNOWLEDGE THAT (i) THE PURCHASERS HAVE ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN KNOWLEDGE AND INVESTIGATION OF THE PURCHASED SHARES AND (ii) THE PURCHASERS ARE NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS, OR WARRANTIES OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS SECTION 5 OF THIS AGREEMENT, MADE BY MSDC OR ANYONE ACTING OR CLAIMING TO ACT ON MSDC’S BEHALF CONCERNING THE PURCHASED SHARES OR THE COMPANY. EACH OF THE PURCHASERS FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM MSDC ANY ACCOUNTING, TAX, LEGAL OR OTHER ADVICE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN ACCOUNTING, TAX, LEGAL AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF THIS SECTION 5, THE PURCHASERS ARE PURCHASING THE PURCHASED SHARES ON AN “AS IS”, “WHERE-IS” BASIS AND “WITH-ALL FAULTS” CONDITION AS OF THE CLOSING WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH HEREIN AND ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC, OR LEGAL CONDITIONS MAY NOT HAVE BEEN KNOWN AND THAT THE PURCHASED SHARES MAY HAVE NO MARKET AND/OR VALUE.

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(f)                Neither MSDC, nor any of MSDC’s officers, directors, employees, or partners, has retained, consented to, or authorized any broker, investment banker, or third party to act on behalf of MSDC, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

6.                  Representations and Warranties of the Purchasers. The Purchasers hereby jointly and severally represent and warrant to MSDC that the following representations are true, correct and complete as of the date hereof and shall be as of the Closing as if restated in their entirety as of the Closing:

(a)                The Purchasers are corporations duly organized and validly existing under the laws of their respective jurisdictions of incorporation.

(b)               The Purchasers have the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Purchasers and, assuming due execution and delivery by MSDC, constitutes the Purchasers’ legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c)                The Purchasers are not subject to any prior agreements, covenants or other restrictions that would prevent the Purchasers from entering into or performing fully under this Agreement, and the execution of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any other agreement or law to which the Purchasers are a party or otherwise subject. The Purchasers are not required to make any filing with, or procure any consent or approval from, any governmental or regulatory agency, or third party in order to consummate the transaction contemplated hereby, including without limitation, the Closing. For the avoidance of doubt, the provisions contained in this Section 6(c) shall not apply to any filing obligations of the Purchasers post-Closing.

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(d)               Neither the Purchasers, nor any of the Purchasers’ officers, directors, employees, or partners, has retained, consented to, or authorized any broker, investment banker, or third party to act on behalf of the Purchasers, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

(e)                No involuntary bankruptcy or similar proceeding has been filed or commenced against the Purchasers and the Purchasers have not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of Taiwan, ROC or the British Virgin Islands, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the bankruptcy laws of Taiwan, ROC or the British Virgin Islands, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

(f)                EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 6, THE PURCHASERS DISCLAIM THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING APWC OR THE PURCHASED SHARES, INCLUDING THE PAST AND FUTURE PERFORMANCE OR FINANCIAL RESULTS OF APWC. MSDC IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS, OR WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, MADE BY THE PURCHASERS OR ANYONE ACTING OR CLAIMING TO ACT ON THE PURCHASERS’ BEHALF CONCERNING THE PURCHASED SHARES OR THE COMPANY. MSDC FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM THE PURCHASERS ANY ACCOUNTING, TAX, LEGAL OR OTHER ADVICE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN ACCOUNTING, TAX, LEGAL AND OTHER ADVISORS.

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7.                  Indemnification.

(a)                MSDC agrees to indemnify, defend and hold harmless each of the Purchasers, its affiliates, successors and past, present and future assigns, and each of their respective officers, directors, equity holders, shareholders, members, managers, employees, partners, agents, attorneys and representatives (the “Purchaser Parties”) from and against any and all liabilities, losses, damages and any award of damages or other judgment by a court of competent jurisdiction or arbitration decision or settlement, and all costs, fees and expenses (including, without limitation, reasonable attorneys’ fees), excluding any consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs) (collectively herein called “Losses”) incurred by the Purchaser Parties as a result of any claims, accusations or allegations that arise directly or indirectly out of or by virtue of, or relate directly or indirectly to MSDC’s breach of the terms and provisions of this Agreement or the failure of MSDC to perform any obligation of MSDC contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, MSDC shall not be required to indemnify any of the Purchaser Parties under this Section 7(a) for an aggregate amount of Losses exceeding the Purchase Price, together with the reasonable costs and expenses of counsel incurred in connection with the enforcement of, or any action in respect of, the foregoing indemnification; provided, that such limitation shall not apply to any claim under this Section 7(a) arising out of any fraudulent, intentional or willful breach of this Agreement by MSDC.

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(b)               Each of the Purchasers, jointly and severally, agrees to indemnify, defend and hold harmless MSDC, its affiliates, successors and past, present and future assigns, and each of their respective officers, directors, equity holders, shareholders, members, managers, employees, partners, agents, attorneys and representatives (the “MSDC Parties”) from and against any and all Losses incurred by the MSDC Parties as a result of any claims, accusations or allegations that arise directly or indirectly out of or by virtue of, or relate directly or indirectly to the Purchasers’ breach of the terms and provisions of this Agreement or the failure of the Purchasers to perform any obligation of the Purchasers contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Purchasers shall not be required to indemnify MSDC or any of the MSDC Parties under this Section 7(b) for an aggregate amount of Losses exceeding the Purchase Price, together with the reasonable costs and expenses of counsel incurred in connection with the enforcement of, or any action in respect of, the foregoing indemnification; provided, that such limitation shall not apply to any claim under this Section 7(b) arising out of any fraudulent, intentional or willful breach of this Agreement by the Purchasers.

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(c)                Promptly after receipt by either a Purchaser Party under subsection (a) above or a MSDC Party under section (b), as the case may be (such party being the “Indemnified Party”) of notice of the assertion of a claim or the commencement of any action against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against MSDC under subsection (a) or the Purchasers under subsection (b), as the case may (such party being the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party shall relieve it from liability which it may have to the Indemnified Party hereunder only to the extent the Indemnifying Party is materially prejudiced by such omission. In case any such action shall be brought against an Indemnified Party and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to so assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary, (ii) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (iii) the Indemnifying Party shall have failed to, within a reasonable time, retain counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not, in connection with any proceeding, or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Party. The Indemnifying Party shall not, without the Indemnified Party’s written consent, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (y) does not include a statement as to, or an admission of, fault or culpability by or on behalf of the Indemnified Party.

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8.                  Further Assurances. The Parties hereto covenant and agree to take such further actions, and execute and deliver such other deeds, bills of sale, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including warranties of title and such documentation required or requested by the Company or the transfer agents, as any Party able to enforce this Agreement shall reasonably request in order to more fully evidence or effectuate the transactions contemplated by this Agreement, including as may be necessary to perfect title of MVV to the Purchased Shares.

9.                  PFIC Confirmation. If the Company does not file a Form 20-F with the United States Securities and Exchange Commission on or before May 1, 2016, then PEWC shall provide to MSDC on or before May 16, 2016 (i) a copy of the Company’s audited financial statements and (ii) a written certification that to the Company’s knowledge, it was or was not a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code as found in 26 U.S.C. for any part of the Company’s fiscal year ended December 31, 2015.

10.              Entire Agreement; Assignment; Amendment. This Agreement and the documents and instruments referred to herein and to be delivered pursuant hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned, by operation of law or otherwise, without the prior written consent of the other Party. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.

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11.              Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable. The Parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

12.              Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing, sent contemporaneously to all of the receiving Parties, and shall be deemed to have been duly provided, delivered, and received when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt); or (c) when received by the addressee, if sent by an internationally recognized delivery or courier service (return receipt requested), in each case, to the appropriate addresses and facsimile numbers as provided on the signature page for such Party (or to such other addresses and facsimile numbers as any Party may designate by notice to the other Parties in accordance with this Section 12).

13.              Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the state of New York without regard to conflicts of law principles (other than Section 5-1401 and 5-1402 of the New York General Obligations Law).

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14.              Arbitration; Jurisdiction and Venue.

(a)                Any dispute, controversy, or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach, or termination thereof, shall be exclusively resolved by arbitration in accordance with rules of arbitration of the American Arbitration Association in force on the date when the request for arbitration is submitted in accordance with such rules. The number of arbitrators shall be three (3), appointed in accordance with said rules. The seat of the arbitration shall be New York, New York, United States. The arbitration proceedings shall be conducted in the English language.

(b)               The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in New York County for any actions, suits or proceedings arising out of or relating to this Agreement (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to their respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against any such Party in any such court). The Parties hereby irrevocably and unconditionally waive any objection that any such Party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States of America located in New York County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. For the avoidance of doubt, the Parties agree that any dispute, controversy or claim shall be resolved, in the first instance, pursuant to the arbitration procedures set forth above.

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(c)                The Purchasers hereby irrevocably appoint CT Corporation (the “Process Agent”), at 111 Eighth Avenue, New York, New York 10011 (212-894-8940), as their agent and true and lawful attorney-in-fact in its name, place and stead, and MSDC irrevocably authorizes the office identified as its address for Notices in accordance with Section 12, to accept on behalf of each of the respective Parties and their respective properties and revenues, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought pursuant to this Agreement, and each of the Parties hereto agrees that failure of the Process Agent to give any notice of any such service of process to any of the Parties hereto shall not impair or affect the validity of such service or the enforcement of any judgment based thereon.

15.              Waiver. Neither the failure to exercise, nor any delay by any Party in exercising, any right, power, or privilege under this Agreement, or any other document contemplated by this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any other document contemplated by this Agreement may be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party hereto, (b) no waiver that may be given by any Party hereto shall be applicable except in the specific instance when and for which such waiver is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement, or any other document contemplated by this Agreement.

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16.              Headings; Construction. The headings used in this Agreement are intended solely for ease of reference and shall not be deemed a part of the Agreement. All references to “Section,” or “Sections” refer to the corresponding Section, or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

17.              Survival. The representations and warranties, and the obligations and covenants of the Parties which, in either case, by their meaning or content, are intended to survive the Closing, shall remain in effect following the Closing, for a period of ninety (90) days following the Closing; provided, however, that (i) the obligations and covenants of PEWC in Section 9, if any shall arise pursuant to the provisions thereof, shall survive until performed in full and (ii) the limited survival of certain provisions set forth herein shall not impair or modify in any way the effectiveness of the provisions of this Agreement that provide for immediate and unconditional termination of certain relationships or agreements upon the Closing, including without limitation the termination of the entirety of the Shareholders’ Agreement as provided herein.

18.              Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

19.              No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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20.              Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and all of which taken together shall constitute one and the same Agreement. The Parties agree that this Agreement may be executed and delivered by facsimile or other electronic transmission.

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(Signatures begin on following page)

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IN WITNESS WHEREOF, each of PEWC, MVV, and MSDC has duly executed this Agreement as of the day and year first above written.

“PEWC”:

PACIFIC ELECTRIC WIRE & CABLE CO., LTD.

By:	/s/ Yuan Chun Tang
Yuan Chun Tang, Chairman

Notice Address:

No. 95, Section 2
Dunhua South Road
Taipei, 106 Taiwan, ROC
Facsimile: +886-2-6636-6130
Attention: Mr. Yuan Chun Tang, Chairman

With a Copy to:

Fox Horan & Camerini LLP
825 Third Avenue
New York, New York 10022
Telephone: (212) 480-4800
Facsimile: (212) 269-2383
Attention: Michael J. Hagan, Esq.
E-mail: mjhagan@foxlex.com

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“MVV”:

moon view ventures limited

By:	/s/ Yuan Chun Tang
Yuan Chun Tang

Notice Address:

MOON VIEW VENTURES LIMITED;
c/o PACIFIC ELECTRIC WIRE & CABLE CO., LTD.
No. 95, Section 2
Dunhua South Road
Taipei, 106 Taiwan, ROC
Facsimile: +886-2-6636-6130
Attention: Mr. Yuan Chun Tang, Chairman

With a Copy to:

Fox Horan & Camerini LLP
825 Third Avenue
New York, New York 10022
Telephone: (212) 480-4800
Facsimile: (212) 269-2383
Attention: Michael J. Hagan, Esq.
E-mail: mjhagan@foxlex.com

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“MSDC”:

MSD Credit opportunity master fund, L.P.

By:	MSDC Management, L.P.
Its:	Investment Manager

By:	/s/ Marcello Liguori
Marcello Liguori, Managing Director

Notice Address:
MSD Credit Opportunity Master Fund, L.P.
645 Fifth Avenue, 21st Floor
New York, NY 10022
Facsimile: (212) 303-1772
Attention: Marcello Liguori

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Acknowledged by:

“APWC”:

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

By:	/s/ Yuan Chun Tang
Yuan Chun Tang, Chief Executive Officer

Notice Address:

7th Floor, No 132 Sec. 3
Min-Sheng East Road
Taipei, 105 Taiwan, ROC
Attn: Yuan Chun Tang, Chief Executive Officer
Fax: +886-2-2712-3557

With a Copy to:

Fox Horan & Camerini LLP

825 Third Avenue

New York, New York 10022

Telephone: (212) 480-4800

Facsimile: (212) 269-2383

Attention: Michael J. Hagan, Esq.

E-mail: mjhagan@foxlex.com

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